Exhibit 99.1

Contacts:

Paul Ross	Kristyn Hutzell
Vice President—Finance, Treasurer and CFO	The McBride Group
(805) 987-8741	Investor Relations

(925) 946-9432

FOR IMMEDIATE RELEASE

February 6, 2006

POWER-ONE ANNOUNCES RESULTS FOR THE FOURTH QUARTER OF 2005, OPTIMISTIC OUTLOOK FOR 2006, AND EXECUTIVE PROMOTIONS

•                  10% to 15% increase in net sales forecasted for 2006 over 2005

•                  Net earnings of $0.04 per diluted share on revenue of $64.3 million

•                  Increased design-wins in Q4 2005 for Z-One™ Digital Power, including Top 10 customers and new No-bus™ wins

•                  Executive management changes include separation of Chairman and CEO roles; signifying restructuring success and increased focus on top-line growth

Camarillo, CA, February 6, 2006 — Power-One, Inc. (NASDAQ: PWER) today announced that for the quarter ended December 31, 2005,  net sales were $64.3 million and net income was $3.4 million, or $0.04 per diluted share, including a gain on the sale of certain Company assets of $0.03 per diluted share and $0.01 per share of income due to foreign exchange.  While meeting the net income goal for the quarter, revenue came in under forecast primarily due to customer forecast shortfalls in the Company’s power systems business.   The Company believes that the realignment of its cost structure has solidly positioned it for future sales and earnings growth.

For the fiscal year ended December 31, 2005, net sales were $261.6 million with a net loss of $0.45 per share, compared with net sales of $280.3 million and a net loss of $0.25 per share during fiscal 2004.  The focus on restructuring operations and realignment of the cost structure during the first half of 2005 contributed substantially to the Company’s profitability in the second half of 2005.

For fiscal year 2006, the Company expects revenue growth in the low double-digits levels, which includes a revenue ramp-up projected to follow from significant design wins secured during 2005.  The success of 2005’s design wins, new opportunities supporting storage/server customers, growth in the power systems market and the adoption of Z-One™ digital power management products should all contribute to the Company’s significant growth opportunities.

“We are excited about our prospects for sales growth and profitability in 2006.   With our restructuring behind us, we have turned our focus on expanding sales relationships with new and existing customers,” said Steve Goldman, Chairman of Power-One.  “With the accelerating revenue anticipated from new customers this year, we expect to exit fiscal 2006 with at least two new top-five customers representing incremental sales and with increased market share due to the design wins over the past 18 months.”

“In recognition of the success of both the restructuring and the design wins and sales efforts over the past year, the Company is pleased to announce some exciting changes to its organizational structure. In order to better address growing market demands, we will now separate the roles of Chairman and Chief Executive Officer. Effective immediately, Bill Yeates, our current Chief Operating Officer, will become Chief Executive Officer. Additionally, Brad Godfrey will become Chief Operating Officer.  I will remain as Chairman of the Board and remain very active in the Company’s overall strategy and in the area of mergers/acquisitions.”

Mr.Yeates added, “Having recently restructured the business and lowered our cost structure, we look forward to delivering profitable results to our shareholders over the coming year. Last year was painful for our entire industry and it forced Power-One to become a better company in many respects.  We executed extremely well on the cost side of the equation with a tremendous focus on restructuring and we are looking at 2006 as the entry point into what we expect to be a growth cycle for both our traditional and digital business lines.  Design win activity continues to be strong across all of our business lines, and our exceptional portfolio of intellectual property continues to grow and keep us technologically ahead of the competition.  Our current portfolio of patents either issued or applied for now consists of over 25 patents in the area of digital power for electrical, circuit and system patents, and more are coming.  We continue to aggressively defend our valuable IP portfolio with our lawsuit against Artesyn (ATSN) and Silicon Labs.  We are also now capturing Z-One design wins with some of our Top 10 customers, and are approaching 50 design wins in total for the Company.  In summary, costs are definitely under control; we have significant new customers in new markets; and we are capturing design wins in both traditional and Z-One digital power – 2006 looks to be a great year.”

Future Outlook

For 2006, the Company expects revenue to increase 10% to 15% over fiscal 2005 revenue with sales and profitability accelerating throughout the year.  For the first quarter of 2006, which has historically been a soft season in the telecom power systems market, the Company anticipates that net sales will be in the range of $65 million to $68 million.  The Company expects approximately breakeven net results.

Earnings Conference Call

Power-One will be holding a conference call with investors and analysts on Monday, February 6, 2006 at 2:00 p.m. PT.  The call will be available over the Internet through the Company’s investor relations website at www.power-one.com.  To listen to the call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s website at www.power-one.com throughout the current quarter.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to telecommunications and Internet service providers, as well as communications equipment manufacturers.  Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications.  Power-One, with headquarters in Camarillo, CA, has over 2,000 employees with manufacturing and/or R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “anticipate,” “will,” “looking,” “believe” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Future results may be adversely affected by various factors including any general economic slowdown, pricing pressure resulting from need to respond to market conditions, a downturn or other disruption of the market trends within our end customers’ industries, lack of market acceptance of the Company’s new products, cancellations, rescheduling, or other customer actions that cause expected revenues to be pushed out or to fail to materialize, inability to turn design wins into sales revenues, delays or cancellations of new product designs by customers, adverse rulings or results from current patent litigation (e.g., patent(s) found invalid, judicial construction of patent claim(s) that impacts the scope of such patent claim(s), finding(s) of non-infringement by a defendant), and inability to realize expected savings in the amounts or cost categories projected from recent restructuring initiatives.  See “Risk Factors” in the Company’s 2004 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

NET SALES	$64,262	$71,872	$261,557	$280,279
COST OF GOODS SOLD	42,408	51,581	184,870	182,375
GROSS PROFIT	21,854	20,291	76,687	97,904

EXPENSES:
Selling, general and administrative	13,857	18,171	58,561	67,827
Engineering and quality assurance	7,945	11,161	36,936	42,195
Amortization of intangible assets	962	986	3,877	3,913
Restructuring costs	177	249	11,135	1,080
Asset impairment	(2,920)	—	5,098	1,991
Total expenses	20,021	30,567	115,607	117,006

INCOME (LOSS) FROM OPERATIONS	1,833	(10,276)	(38,920)	(19,102)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	543	504	2,371	1,792
Interest expense	(78)	(92)	(220)	(615)
Other income (expense), net	1,242	440	307	(165)
Total interest and other income (expense)	1,707	852	2,458	1,012

INCOME (LOSS) BEFORE INCOME TAXES	3,540	(9,424)	(36,462)	(18,090)

PROVISION (BENEFIT) FOR INCOME TAXES	141	(338)	1,820	3,100

NET INCOME (LOSS)	$3,399	$(9,086)	$(38,282)	$(21,190)

BASIC EARNINGS (LOSS) PER SHARE	$0.04	$(0.11)	$(0.45)	$(0.25)
DILUTED EARNINGS (LOSS) PER SHARE	$0.04	$(0.11)	$(0.45)	$(0.25)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING (1)	85,432	84,038	84,991	83,757
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (1)	86,272	84,038	84,991	83,757

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEET

(In thousands)

	December 31, 2005	December 31, 2004
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$37,101	$35,504
Available for sale investments	5,767	7,516
Investments held to maturity	9,790	9,405
Accounts receivable:
Trade (net of allowance)	58,877	56,397
Other	4,017	4,837
Inventories	41,956	54,311
Prepaid expenses and other current assets	5,293	4,121

Total current assets	162,801	172,091

INVESTMENTS HELD TO MATURITY	31,048	34,788
PROPERTY & EQUIPMENT, net	37,715	57,707
INTANGIBLE ASSETS, net	52,508	58,082
OTHER ASSETS	1,533	4,385

TOTAL ASSETS	$285,605	$327,053

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Accounts payable	$32,269	$29,613
Restructuring reserve	5,098	2,288
Deferred income taxes	1,667	1,497
Other accrued expenses and current liabilities	21,304	21,986

Total current liabilities	60,338	55,384

OTHER LIABILITIES	772	1,632

STOCKHOLDERS’ EQUITY:
Common stock	86	84
Additional paid-in capital	609,448	602,737
Treasury stock, at cost	(3,133)	—
Deferred compensation	—	(44)
Accumulated other comprehensive income	21,164	32,048
Accumulated deficit	(403,070)	(364,788)

Total stockholders’ equity	224,495	270,037

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$285,605	$327,053

POWER-ONE, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004

Orders	$61,211	$63,366	$255,028	$270,344

Sales	$64,262	$71,872	$261,557	$280,279

Operating Income (Loss)	$1,833	$(10,276)	$(38,920)	$(19,102)

Net Income (Loss)	$3,399	$(9,086)	$(38,282)	$(21,190)

Basic Earnings (Loss) Per Share (1)	$0.04	$(0.11)	$(0.45)	$(0.25)
Diluted Earnings (Loss) Per Share (1)	$0.04	$(0.11)	$(0.45)	$(0.25)

Basic Weighted Average Shares Outstanding (1)	85,432	84,038	84,991	83,757
Diluted Weighted Average Shares Outstanding (1)	86,272	84,038	84,991	83,757

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss.  This is due to the fact that diluted WASO would be anti-dilutive for these periods.  Diluted WASO is utilized for periods with net income.